Exhibit 99.01

Press Release
www.shire.com

March 25, 2010

Annual Report and Accounts

In compliance with Listing Rule 9.6.1, Shire plc has submitted to the UK Listing Authority two copies of the Company’s Notice of the 2010 Annual General Meeting, 2009 Annual Report and Accounts and Proxy Form for the 2010 Annual General Meeting, which will shortly be available for inspection at the UK Listing Authority’s Document Viewing Facility which is situated at:

Financial Services Authority
25 The North Colonnade
Canary Wharf
London
E14 5HS
Tel: +44 (0)20 7066 1000

Copies of the Notice of the 2010 Annual General Meeting and 2009 Annual Report and Accounts are available on our website, www.shire.com.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX